Exhibit 10.1

TRIPLE NET LEASE AND RELOCATION AGREEMENT

Effective Date: September 8, 2026

PARADOX DATA LLC — Landlord

PARADOX INFRASTRUCTURE LLC — Tenant

Z SQUARED INC. — Relocation Payment Obligor

This Triple Net Lease and Relocation Agreement (this “Lease”) is made and entered into as of September 8, 2026 (the “Effective Date”), by and among Paradox Data LLC, a Florida limited liability company (“Data” or “Landlord”), Paradox Infrastructure LLC, a Florida limited liability company (“Infrastructure” or “Tenant”), and Z Squared Inc., a Delaware corporation (“Z Squared”). Z Squared joins this Lease solely with respect to the obligations expressly imposed upon it. As of the Effective Date, Z Squared owns one hundred percent (100%) of Data.

Data and Infrastructure are parties to that certain Intercompany Power Access and Cost-Sharing Agreement dated September 8, 2026 (the “Power Access Agreement”). “MIPA” means that certain Membership Interest Purchase Agreement dated July 31, 2026, by and among Z Squared, Data, Infrastructure and the Owner Parties named therein, together with its schedules and exhibits. “Excluded Asset” has the meaning set forth in the MIPA. Capitalized terms not otherwise defined in this Lease have the meanings set forth in the Power Access Agreement. “Business Day” means any day other than a Saturday, Sunday, or legal holiday in the State of Arkansas.

1. PREMISES AND USE

1.1 Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the existing building (the “Existing Building”) and the approximately three-acre parcel identified in the MIPA and Exhibit A (collectively, the “Premises”), together with reasonable rights of access thereto.

1.2 Permitted Use. Tenant may use the Premises to operate, maintain, wind down, and remove its bitcoin mining facility and related equipment (the “Permitted Use”). This Lease does not grant any right to electric service or Capacity, all of which are governed exclusively by the Power Access Agreement.

2. TERM AND RENT

2.1 Term. The term of this Lease (the “Term”) shall commence on the Effective Date and shall expire at 11:59 p.m. on the earliest to occur of the following (the applicable date, the “Surrender Date”):

(a) the day immediately preceding the Changeover Date (as defined in the Power Access Agreement) specified in a valid Changeover Notice delivered pursuant to Section 4.1 of the Power Access Agreement;

(b) the surrender date specified in a separate written notice delivered by Data or Z Squared pursuant to Section 6.2; or

(c) the second anniversary of the Effective Date (the “Outside Expiration Date”); or

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(d) the effective date of any termination of this Lease by Tenant pursuant to Section 7.1(d) or by either party pursuant to Section 8.1.

2.1 A. Negotiation Extension. If, on the Outside Expiration Date, the Parties are actively and in good faith negotiating a lease extension, amendment, or alternative arrangement with respect to the Premises (as evidenced by written communications between the Parties within the thirty (30) days preceding the Outside Expiration Date in which both Parties have confirmed that negotiations remain ongoing), the Term shall automatically extend for an additional period of thirty (30) calendar days solely to permit the Parties to complete such negotiations. During any such extension, no Trigger Event shall be deemed to have occurred solely by reason of the original Outside Expiration Date, and the Relocation Payment shall not become due solely by reason of such original date. If the Parties have not entered into a written extension or alternative agreement by the end of the thirty (30)-day extension period, the Term shall expire and the Relocation Payment shall become due on such extended expiration date.

2.2 Base Rent. Tenant shall pay Landlord base rent of One Dollar ($1.00) on the Effective Date and One Dollar ($1.00) on each anniversary of the Effective Date occurring during the Term.

2.3 No Renewal; Holdover. This Lease shall not renew automatically. Any occupancy after the Surrender Date without Landlord’s written consent shall constitute a tenancy at sufferance, terminable at any time, at a daily use and occupancy charge equal to one hundred twenty-five percent (125%) of the fair market rental value of the Premises, determined at the time of holdover, together with all other amounts payable under this Lease. For purposes of this Section 2.3, the fair market rental value of the Premises shall be the fair market rental value of an industrial warehouse building of comparable size, age, and condition located in El Dorado, Arkansas, determined without regard to (i) the Data Center or any improvement, development, entitlement, or construction made or initiated by Data, Z Squared, or any of their affiliates, or (ii) the presence, availability, or value of the Capacity, the AES, or any electric service interconnection at the Premises. If the parties do not agree in writing upon such fair market rental value within fifteen (15) Business Days after the commencement of the holdover, such value shall be determined by a single appraiser holding the MAI designation with not less than five (5) years’ experience appraising industrial property in south Arkansas, selected by mutual agreement of Data and Infrastructure or, failing such agreement within ten (10) Business Days, appointed by the American Arbitration Association. The appraiser’s determination shall be final and binding on the parties, and the cost of the appraisal shall be borne equally by Data and Infrastructure. Tenant shall indemnify, defend, and hold harmless Landlord from and against all third-party claims (and expenses arising therefrom, including reasonable attorneys’ fees) incurred by Landlord as a result of Tenant’s holdover after the Surrender Date. The holdover charge and indemnity in this Section 2.3 shall not apply to any period during which Tenant remains in possession of the Premises solely because of a delay caused by Data, Z Squared, Entergy, or the Assignment (as defined in the Power Access Agreement) process. Any consented holdover shall be on a day-to-day basis unless otherwise agreed in writing.

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3. TRIPLE NET COSTS AND TAX LIMITS

3.1 Operating Costs; Additional Rent. Except as expressly provided otherwise in this Lease, Tenant shall pay the ordinary costs arising from its occupancy and Permitted Use, including non-power utilities, routine maintenance, waste removal, permits required for the Permitted Use, and the insurance required under Section 4. All amounts payable by Tenant under this Section 3 constitute additional rent (“Additional Rent”). Power costs and Entergy Charges are governed exclusively by the Power Access Agreement and shall not be charged again under this Lease.

3.2 Property Taxes. Tenant shall be responsible only for: (a) taxes assessed against Tenant’s equipment, personal property, and trade fixtures; (b) the portion of real property taxes attributable to the Premises and the buildings, systems, and improvements existing as of the Effective Date, determined by reference to the baseline assessed values set forth in Exhibit A; and (c) any increase in taxes attributable to improvements installed by or on behalf of Tenant. All such amounts shall be prorated for the Term.

3.3 Excluded Tax Increases. Notwithstanding anything to the contrary, Tenant shall have no liability for any tax or increase in tax attributable to improvements, additions, equipment, construction, development, financing, transfers of ownership, rezoning, reclassification, or changes in use made, installed, or initiated by Data, Z Squared, or any of their affiliates, including development of the Data Center. Landlord shall be solely responsible for such amounts.

3.4 Sales and Use Taxes. Tenant shall pay sales and use taxes arising from property, equipment, materials, or improvements purchased or installed by or on behalf of Tenant. Tenant shall not be responsible for sales or use taxes arising from purchases, equipment, construction, or improvements made or installed by or on behalf of Data, Z Squared, or any of their affiliates.

3.5 Documentation and Disputes. As a condition precedent to Tenant’s obligation to reimburse any tax, Landlord shall furnish the applicable tax bill, assessment records, and a reasonable written allocation. No markup, surcharge, or administrative fee shall apply. A disputed amount shall not be deemed delinquent while the parties are attempting in good faith to resolve the allocation.

4. MAINTENANCE, ALTERATIONS, INSURANCE, AND ACCESS

4.1 Maintenance and Repair. Tenant shall perform routine maintenance of the Premises and shall repair any damage caused by Tenant’s operations, employees, contractors, equipment, or removal activities. Landlord shall be responsible for all structural maintenance or capital repairs and improvements not caused or aggravated by Tenant, subject to the MIPA.

4.2 Alterations. Tenant may make nonstructural alterations reasonably required for the Permitted Use upon prior notice to Landlord. Structural alterations or material modifications to building systems require Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed.

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4.3 Insurance. During the Term, Tenant shall maintain: (a) commercial general liability insurance with limits of $2,000,000 per occurrence; (b) workers’ compensation insurance as required by applicable law; and (c) replacement-cost property insurance covering Tenant’s equipment and improvements. Data and Z Squared shall be named as additional insureds under Tenant’s liability policy to the extent commercially available. Tenant shall deliver certificates of insurance evidencing the required coverage to Data and Z Squared within ten (10) days after the Effective Date and upon each renewal of any required policy. Landlord shall insure the Existing Building. Tenant shall not be responsible for any premium increase attributable to construction, improvements, or changes in operations by Data, Z Squared, or their affiliates. Each party hereby waives, and shall cause its property insurers to waive by endorsement, all rights of subrogation against each other party and its affiliates, officers, employees, and agents with respect to any loss or damage covered by property insurance carried by the waiving party, whether or not such loss or damage is caused by the fault or negligence of such other party. Each party shall cause each of its property insurance policies to contain, or to permit by endorsement, such waiver of subrogation.

4.4 Landlord Access. Landlord and its representatives may enter the Premises upon not less than twenty-four (24) hours’ prior notice during normal business hours, or without prior notice in an emergency. Landlord shall use commercially reasonable efforts to minimize interference with the Permitted Use and shall comply with Tenant’s reasonable site safety and security procedures.

4.5 Compliance with Laws; Environmental Matters. Each party shall comply with applicable laws arising from its own activities. Tenant shall be responsible for contamination first caused by Tenant during the Term. The MIPA shall govern all responsibility for pre-existing conditions and transaction-related environmental matters.

5. POWER ACCESS AGREEMENT

5.1 Power Matters. As between this Lease and the Power Access Agreement, the Power Access Agreement shall exclusively govern the AES, Capacity, Entergy Charges, Assignment, mining during the Mining Period and Interim Mining Period, Changeover Notice, Changeover Date, shutdown, de-energization, and transfer of operational control.

5.2 Assignment Not a Trigger. For the avoidance of doubt, an Assignment, the Assignment Date, or any transfer of the Entergy account from Infrastructure to Data shall not terminate this Lease, require Tenant to vacate the Premises, or trigger the Relocation Payment. A power-based trigger shall occur only upon (a) Data’s delivery of a valid Changeover Notice pursuant to Section 4.1 of the Power Access Agreement based upon Data’s need for the Capacity, or (b) the occurrence of a Trigger Event under Section 7.1(d).

6. VACATE EVENTS AND SURRENDER

6.1 Power-Based Notice. A valid Changeover Notice delivered pursuant to Section 4.1 of the Power Access Agreement shall also constitute notice to vacate under this Lease and shall provide Tenant not less than sixty (60) calendar days before the Changeover Date. Tenant shall surrender the Premises no later than 11:59 p.m. on the day immediately preceding the Changeover Date and shall comply with Section 4.2 of the Power Access Agreement. A notice executed only by Z Squared shall be effective under this Section 6.1 only if Data joins in or confirms such notice in writing so that it constitutes a valid Changeover Notice under the Power Access Agreement.

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6.2 Separate Vacate Notice. Data or Z Squared may require Tenant to vacate the Existing Building and the approximately three-acre parcel by delivering not less than sixty (60) calendar days’ prior written notice specifying the Surrender Date. Unless such notice also satisfies the requirements of the Power Access Agreement, it shall not amend, accelerate, or otherwise affect either party’s rights or obligations concerning power access.

6.3 Reserved.

6.4 Outside Expiration. If no notice is delivered pursuant to Section 6.1 or 6.2, the Term shall automatically expire and Tenant shall surrender the Premises on the Outside Expiration Date without further notice or demand.

6.5 Surrender Obligations. Through the Surrender Date, Tenant may continue the Permitted Use, subject to an orderly wind-down and the Power Access Agreement. On or before the Surrender Date, Tenant shall cease operations, remove its equipment and personal property other than any Excluded Asset, surrender the Premises in broom-clean condition, ordinary wear and tear excepted, and return all access credentials. If Tenant fails to remove any equipment required to be removed under this Section 6.5 by the Surrender Date, Landlord may remove and store or dispose of such equipment at Tenant’s sole cost and expense, and Tenant shall reimburse Landlord within ten (10) Business Days after written demand for all costs and expenses incurred in doing so. Tenant may leave any Excluded Asset at the Premises, provided Tenant de-energizes and secures such Excluded Asset so that it does not interfere with Data’s energization or use of the Capacity as required by Section 4.2 of the Power Access Agreement. Leaving an Excluded Asset at the Premises shall not constitute a failure to surrender, a holdover, abandonment, or an Event of Default, and Tenant shall have no obligation after the Surrender Date to remove, store, maintain, insure, or dispose of such Excluded Asset, except as expressly provided in the MIPA. Ownership, risk of loss, and disposition of each Excluded Asset shall be governed by the MIPA. Tenant shall not be required to remediate pre-existing conditions except to the extent expressly required by the MIPA.

7. RELOCATION PAYMENT AND REMEDIATION DEDUCTIONS

7.1 Trigger Events. Z Squared shall make one relocation payment to Infrastructure upon the earliest to occur of: (a) delivery of a valid Changeover Notice pursuant to Section 6.1; (b) delivery of a separate vacate notice pursuant to Section 6.2; (c) the Outside Expiration Date; (d) the date on which Tenant has been unable to conduct the Permitted Use for thirty (30) consecutive days by reason of the loss, reduction, or unavailability of the Capacity, other than by reason of Tenant’s own uncured breach of the Power Access Agreement, or the date of any termination of the Power Access Agreement by Infrastructure pursuant to Section 4.7(e) thereof; or (e) the effective date of a termination of this Lease pursuant to Section 8.1 (each, a “Trigger Event,” and the applicable date, the “Trigger Date”). If the Lease remains in effect through the Outside Expiration Date, the Relocation Payment shall be due on that date notwithstanding the absence of a prior notice. Upon the occurrence of a Trigger Event under clause (d), Tenant may terminate this Lease upon written notice to Data and Z Squared, and such termination shall not reduce, defer, or impair the Relocation Payment. The Relocation Payment shall be payable only once.

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7.2 Relocation Payment. The gross relocation payment shall be Five Hundred Thousand Dollars ($500,000.00) (the “Relocation Payment”). On the Trigger Date, Z Squared shall pay the Relocation Payment in immediately available funds, less only those deductions permitted and finally agreed or determined pursuant to this Section 7. The parties intend the Relocation Payment to constitute a relocation or moving allowance, but make no representation as to its tax treatment.

7.2 A In-Lieu Conveyance. In lieu of the cash Relocation Payment, Infrastructure may elect, by written notice to Data and Z Squared delivered no later than five (5) Business Days after the Trigger Date, to accept conveyance of the land and Existing Building comprising the Premises in full satisfaction of the Relocation Payment. Any such election shall be effective only if Z Squared consents in writing in its sole discretion. If Z Squared consents:

(a) Data shall convey (or cause to be conveyed) to Infrastructure fee simple title to the land and Existing Building by special warranty deed, free and clear of all liens and encumbrances created by Data after the Effective Date;

(b) closing shall occur within twenty (20) Business Days after Z Squared’s consent (or such longer period as the parties agree);

(c) all transfer taxes, recording fees, title insurance premiums (owner’s policy), survey costs, and other customary closing costs shall be paid by Infrastructure;

(d) the conveyance shall be in full satisfaction of the Relocation Payment, and Z Squared shall have no further payment obligation under this Section 7; and

(e) this Section 7.2A shall not apply if a Changeover Notice has been delivered and the Changeover Date has occurred or is scheduled to occur prior to the proposed closing.

If Z Squared does not consent, or if Infrastructure does not timely elect, the Relocation Payment shall be paid in cash in accordance with Sections 7.2 and 7.5.

7.3 Permitted Deductions. A deduction from the Relocation Payment shall be permitted only for a reasonable, documented, out-of-pocket remediation cost that: (a) arises from a condition identified in connection with a Phase I or Phase II environmental assessment contemplated by the MIPA; (b) is legally required by applicable law, a final written governmental order, or an express provision of the MIPA; and

(c) is deductible from the Relocation Payment under the MIPA. No deduction shall be permitted for the cost of any Phase I or Phase II assessment, related report or consultant cost, voluntary or recommended work, ordinary maintenance, betterment, or improvement.

7.4 Expense Statement; Review. Data and Z Squared shall deliver the itemized expense statement attached as Exhibit B, together with reasonable supporting documentation. Infrastructure shall have fifteen (15) Business Days after receipt to approve or dispute each proposed deduction in writing. A deduction shall be allowed only to the extent agreed in writing by Infrastructure or finally determined to be deductible pursuant to Section 7.6. Infrastructure’s failure to respond in writing within such fifteen (15) Business Day period shall constitute approval of the proposed deductions.

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7.5 Upfront Funding. On the Trigger Date, Z Squared shall pay all undisputed amounts directly to Infrastructure and shall deposit the full amount of each proposed but unresolved deduction with an escrow agent mutually agreed by the parties, on customary terms. The direct payment and escrow deposit, in the aggregate, shall equal Five Hundred Thousand Dollars ($500,000.00). Notwithstanding the foregoing, the aggregate amount of proposed but unresolved deductions that may be deposited into escrow rather than paid directly to Infrastructure shall not exceed twenty-five percent (25%) of the Relocation Payment. Any portion of the Relocation Payment in excess of that amount shall be paid directly to Infrastructure in immediately available funds on the Trigger Date without regard to any proposed deduction, and Z Squared may pursue any proposed deduction in excess of that amount as a claim against Infrastructure following payment, pursuant to Section 7.6. For the anticipated Outside Expiration Date, Data and Z Squared shall use commercially reasonable efforts to deliver Exhibit B at least ten (10) Business Days before such date; any failure to do so shall not defer the obligation to fully fund the Relocation Payment on the Trigger Date. Payment of all undisputed amounts to Infrastructure plus deposit into escrow of the full amount of each unresolved proposed deduction permitted to be escrowed under this Section 7.5 shall constitute full and complete satisfaction of Z Squared’s funding obligation with respect to the Relocation Payment. Z Squared shall have no obligation to replenish the escrow. Infrastructure’s sole recourse with respect to any proposed deduction properly deposited into escrow shall be limited to the escrowed funds. Any unused escrowed amounts shall be promptly returned to Z Squared upon final resolution of all deduction disputes. Z Squared shall have a grace period of five (5) Business Days after the Trigger Date to complete the wire transfer of undisputed amounts and the escrow deposit of disputed amounts, during which period the failure to have fully funded shall not constitute an Event of Default under Section 8.3 so long as the funds are in transit or the escrow is being established in good faith.

7.6 Deduction Disputes. The parties shall meet and confer within five (5) Business Days after Infrastructure delivers a dispute notice. Any dispute not resolved within ten (10) Business Days after such meeting shall be submitted to expedited arbitration pursuant to Section 10.3. Data and Z Squared shall bear the burden of establishing the validity and amount of each proposed deduction. Escrowed funds may be released only pursuant to joint written instructions or a final arbitration award.

7.7 MIPA Controls; No Double Recovery. In the event of any conflict concerning environmental responsibility, required remediation, or deduction eligibility as between this Lease and the MIPA, the MIPA shall control. No cost may be deducted or recovered more than once, and all insurance proceeds or third-party recoveries relating to a deducted cost shall be credited against such deduction.

7.8 Conditions to Relocation Payment. Notwithstanding anything to the contrary in this Lease:

(a) No Relocation Payment shall be due, and Z Squared’s obligation to fund the Relocation Payment shall be suspended, during any period in which Infrastructure is in an uncured Event of Default under this Lease consisting of the failure to pay an undisputed monetary amount, or in an uncured material Event of Default under the Power Access Agreement that prevents or materially impairs the Assignment or Changeover. If such Event of Default is subsequently cured, Z Squared shall fund the Relocation Payment within five (5) Business Days after such cure.

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(b) Release of any escrowed portion of the Relocation Payment to Infrastructure (other than pursuant to a final arbitration award) shall be conditioned upon Infrastructure’s actual surrender of the Premises in accordance with Section 6.5. If Infrastructure fails to surrender by the Surrender Date, Z Squared may instruct the escrow agent to retain escrowed funds pending surrender, and Z Squared may offset against such escrowed funds any holdover charges, damages, or costs incurred by Data or Z Squared as a result of Infrastructure’s failure to timely vacate. Notwithstanding the foregoing, Z Squared shall have no right to instruct the escrow agent to retain escrowed funds, and no right of offset under this subsection (b), with respect to any period during which Infrastructure remains in possession of the Premises solely because of a delay caused by Data, Z Squared, Entergy, or the Assignment process, as described in Section 2.3. Any dispute as to whether an item constitutes an Excluded Asset shall not constitute a failure to surrender for purposes of this subsection (b), and shall be resolved pursuant to Section 7.6 without affecting the release of escrowed funds to Infrastructure.

(c) Z Squared may offset against the Relocation Payment (or any escrowed portion thereof) the reasonable, documented cost to repair any damage to the Premises caused by Infrastructure beyond ordinary wear and tear, provided that Z Squared delivers written notice of the claimed offset with reasonable supporting documentation within thirty (30) days after the Surrender Date. Any disputed offset shall be resolved pursuant to Section 7.6.

(d) The Relocation Payment shall be payable solely to Infrastructure or a successor or assignee of Infrastructure that has been approved in writing by Z Squared. Any assignment of Infrastructure’s right to receive the Relocation Payment without Z Squared’s prior written consent shall be void and of no effect as to Z Squared.

8. CASUALTY, CLAIMS, AND DEFAULT

8.1 Casualty or Condemnation. If any casualty or condemnation renders the Premises materially unsuitable for the Permitted Use, either Data or Infrastructure may terminate this Lease by written notice. Such termination shall constitute a Trigger Event pursuant to Section 7.1(e), and the Relocation Payment shall become due on the effective date of such termination; provided, however, that no Trigger Event shall occur, and no Relocation Payment shall be due, if the casualty was caused by the acts or omissions of Infrastructure or any of its affiliates, agents, or contractors. Infrastructure expressly reserves, and does not waive, the right to claim, pursue, and receive a separate award in any condemnation or eminent domain proceeding for its leasehold interest, trade fixtures, equipment, relocation costs, and moving expenses, and any such award shall not reduce, offset, or otherwise affect the Relocation Payment.

8.2 Indemnification. To the extent caused by Tenant’s use of the Premises, negligence, willful misconduct, or breach of this Lease, Tenant shall indemnify, defend, and hold harmless Data and Z Squared from and against third-party claims, losses, liabilities, damages, costs, and expenses, including reasonable attorneys’ fees. To the extent caused by Data’s negligence, willful misconduct, or breach of this Lease, Data shall indemnify, defend, and hold harmless Infrastructure from and against the same. The MIPA and Power Access Agreement shall govern indemnification matters within their respective subject matters, and no party shall be entitled to a double recovery.

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8.3 Events of Default; Remedies. Failure to pay an undisputed amount within ten (10) Business Days after written notice shall constitute an “Event of Default.” A material breach of any nonmonetary obligation shall constitute an Event of Default if not cured within fifteen (15) days after written notice; provided, however, that if the breach cannot reasonably be cured within such period, no Event of Default shall occur so long as the breaching party commences the cure within such period and diligently prosecutes it to completion. Failure to fully fund the Relocation Payment when due shall constitute an immediate Event of Default without further notice or cure period. Upon an Event of Default, the nondefaulting party may exercise any remedy available at law or in equity, including damages, specific performance, and injunctive relief.

8.4 No Power Self-Help. Neither Data nor Z Squared shall interrupt, terminate, or impair Tenant’s power access as a remedy under this Lease except as expressly permitted by the Power Access Agreement, the AES, applicable law, or an emergency presenting an immediate risk of personal injury or material property damage.

9. TRANSFERS

9.1 Tenant Transfers. Tenant shall not assign this Lease or sublease any material portion of the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. Tenant may, without Landlord’s consent but upon prior written notice to Landlord, (i) assign this Lease or sublet the Premises to an affiliate of Tenant upon prior written notice, or (ii) assign this Lease to

(a) any entity into which Tenant is merged or consolidated, (b) any entity resulting from a reorganization or recapitalization of Tenant, or (c) any entity that acquires all or substantially all of the assets or equity interests of Tenant, provided (in the case of an assignment) such affiliate assumes this Lease in writing and Tenant remains liable for all obligations hereunder.

9.2 Landlord Transfers. Landlord may transfer its interest in the Premises subject to this Lease, provided the transferee assumes Landlord’s obligations in writing. No transfer of the Premises and no change in the ownership or control of Data, including a bona fide arm’s-length transfer of a controlling interest in Data to an unaffiliated third party, shall release Z Squared from the Relocation Payment obligation unless Infrastructure expressly consents in writing to such release, which consent shall not be unreasonably withheld, conditioned, or delayed. Any release consented to under this Section 9.2 shall be effective only upon the transferee’s written assumption of the Relocation Payment obligation and delivery of a copy of such assumption to Infrastructure.

10. NOTICES, PRIORITY, AND GENERAL TERMS

10.1 Notices. All notices required or permitted under this Lease shall be in writing and delivered by personal delivery, nationally recognized overnight courier, or certified mail, return receipt requested, to the addresses set forth below, or to such other address as a party may designate by notice. Non-critical correspondence may also be delivered by email to an email address designated by the receiving party, but email shall not be used for any Changeover Notice, Vacate Notice, or notice of default; each such notice must be delivered by one of the methods set forth above. Any power-based notice must also satisfy Section 12.3 of the Power Access Agreement.

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Infrastructure:

Paradox Infrastructure LLC

Attn: Armand Nannicola Sr.

713 Industrial Road

El Dorado, AR 71730

Data:

Paradox Data LLC

Attn: Armand Nannicola Sr.

4113 Warren Sharon Road

Vienna, OH 44473

Z Squared:

Z Squared Inc.

Attn: David Halabu

550 South Andrews Ave., Suite 700

Fort Lauderdale, FL 33301

10.2 Order of Priority. The Power Access Agreement shall control all matters concerning power, the AES, Capacity, Entergy, Assignment, Changeover, shutdown, and de-energization. The MIPA shall control environmental responsibility and eligibility of remediation deductions. This Lease shall control possession, rent, operating costs, taxes, surrender, and the timing and funding of the Relocation Payment. Nothing in this Lease modifies Entergy’s rights under the AES. For the avoidance of doubt, the Power Access Agreement controls whether a Changeover Notice is valid; this Lease exclusively controls whether and when a valid Changeover Notice triggers Z Squared’s Relocation Payment obligation and the amount and funding mechanics thereof.

10.3 Governing Law; Dispute Resolution. This Lease shall be governed by the laws of the State of Arkansas, without regard to conflict-of-laws principles. Before commencing arbitration, the parties shall attempt in good faith to resolve any dispute through their senior representatives. Any unresolved dispute shall be finally resolved by binding arbitration in Little Rock, Arkansas under the Commercial Arbitration Rules of the American Arbitration Association. Any dispute arising under or relating to this Lease, the Power Access Agreement, or both shall be consolidated into a single arbitration proceeding before a single arbitral tribunal, and the first-filed proceeding shall govern; each party consents to such consolidation and to joinder in any such consolidated proceeding. Notwithstanding the foregoing, a party may seek temporary or preliminary injunctive relief from a court of competent jurisdiction to preserve power rights, enforce the sixty (60)-day notice period, or compel funding of the Relocation Payment. The prevailing party in any arbitration or court proceeding to enforce rights under this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

10.4 Entire Agreement; Amendments. This Lease, the Power Access Agreement, and the MIPA constitute the entire agreement of the parties with respect to their respective subject matters and supersede prior oral or written understandings concerning those matters. No amendment or waiver shall be effective unless in writing and signed by the party against whom enforcement is sought; provided that any amendment to Z Squared’s payment obligations must be signed by Z Squared.

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10.5 Miscellaneous. This Lease may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together constitute one instrument. This Lease shall bind and benefit the parties and their permitted successors and assigns. No failure or delay in enforcing any provision shall constitute a waiver. If any provision is held invalid or unenforceable, the remaining provisions shall remain in full force and effect. Time is of the essence with respect to all notice, surrender, and payment obligations. Provisions concerning payment, environmental matters, indemnification, dispute resolution, priority, and any obligation intended by its nature to survive shall survive expiration or termination.

10.6 Protection of Relocation Payment Obligation.

(a) No amendment, modification, waiver, termination, or restatement of the Power Access Agreement (or any provision thereof governing Changeover Notices, the Changeover Date, the Assignment, or any other matter that could increase, accelerate, delay, or otherwise adversely affect Z Squared’s obligations under this Lease) shall be effective to increase, accelerate, or otherwise adversely affect Z Squared’s obligations under this Lease unless Z Squared has expressly approved such amendment, modification, waiver, termination, or restatement in writing.

(b) Z Squared is an intended third-party beneficiary of the Power Access Agreement solely with respect to (i) the validity and timing of any Changeover Notice, (ii) the determination of the Changeover Date, and (iii) any other provision of the Power Access Agreement that affects the occurrence or timing of a Trigger Event or the amount or funding of the Relocation Payment. Z Squared shall have the right to enforce such provisions to the extent necessary to protect its interests under this Lease.

(c) Data shall not deliver a Changeover Notice, and no Changeover Notice shall be effective for purposes of triggering the Relocation Payment, unless such notice satisfies all applicable requirements of the Power Access Agreement as in effect on the date of this Lease (including any minimum notice period), without giving effect to any subsequent amendment that has not been approved by Z Squared under subsection (a).

10.7 Limitation of Z Squared’s Liability. Notwithstanding anything to the contrary in this Lease or the Power Access Agreement:

(a) Z Squared’s sole monetary obligation under this Lease is the Relocation Payment (as adjusted solely by the deductions expressly permitted under Section 7), and in no event shall Z Squared’s aggregate monetary liability under this Lease exceed Five Hundred Thousand Dollars ($500,000), except for liability arising from Z Squared’s own fraud or willful misconduct;

(b) Z Squared shall have no liability for Base Rent, Additional Rent, operating costs, taxes, maintenance, repair, insurance, indemnification, holdover charges, environmental obligations, or any other obligation of Tenant or Landlord under this Lease or the Power Access Agreement; and

(c) the statement that Z Squared “joins this Lease solely with respect to the obligations expressly imposed upon it” is intended to be strictly construed, and no implied or constructive obligation of Z Squared shall be found to exist.

10.8 Data Center Development. Notwithstanding anything to the contrary contained herein, and notwithstanding that Landlord has leased the entire Premises to Tenant under this Lease, Landlord and its affiliates (including Z Squared) shall have the right, during the Term, to plan, develop, construct, install, equip, and improve the Data Center on or adjacent to the Premises, together with all related infrastructure, utilities, access roads, and improvements. Landlord shall conduct such activities in a manner that does not materially interfere with Tenant’s use and enjoyment of the Premises for the Permitted Use or unreasonably disturb Tenant’s quiet enjoyment thereof and shall coordinate all development activities affecting Tenant’s operations with Tenant not less than 30 days in advance. Except to the extent caused by the negligence or intentional misconduct of Tenant, Landlord shall indemnify, defend, and hold harmless Tenant from and against any and all losses, damages, claims, costs, and expenses (including reasonable attorneys’ fees) arising from or related to the development of the Data Center.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Lease as of the Effective Date.

PARADOX DATA LLC

By:	Armand Nannicola Sr.
Name:	Armand Nannicola Sr.
Title:	Manager

PARADOX INFRASTRUCTURE LLC

By:	Armand Nannicola Sr.
Name:	Armand Nannicola Sr.
Title:	Managing Member

Z SQUARED INC.

By:	/s/ David Halabu
Name:	David Halabu
Title:	Chief Executive Officer

Triple Net Lease and Relocation Agreement — Page 12